Exhibit 99.1

Asana Names Enterprise Veteran Amit Singh to Board of Directors

SAN FRANCISCO, November 9, 2021 — Asana, Inc (NYSE: ASAN) (LTSE: ASAN), a leading work management platform for teams, today announced the appointment of Amit Singh to its Board of Directors.

“I’m excited to welcome Amit to Asana’s Board of Directors as we further strengthen our enterprise position and category leadership in helping the world’s largest organizations orchestrate their work and achieve their goals,” said Dustin Moskovitz, CEO, Asana. “Amit’s track record of driving scale and go-to market programs for some of the world’s foremost companies is a key asset to us as we continue expanding our enterprise footprint. Amit’s impressive leadership experience, combined with a values-aligned vision for the future of work, make him a tremendous resource for Asana.”

Currently, Singh serves as Chief Business Officer for Palo Alto Networks, focusing on strategic customer relationships that span the company’s Strata, Prisma and Cortex security platforms. Prior to joining Palo Alto Networks, Singh held several roles at Google, including founding and building Google's Cloud business. In this capacity, he worked to help companies move to Cloud-based services like Gmail, Google Docs and the entire Cloud platform suite. He also led business and operations for Google's AR and VR efforts. Prior to Google, Singh spent 20 years at Oracle in various product, engineering, sales and strategy roles.

Singh holds a master’s degree in industrial and management engineering from Rensselaer Polytechnic Institute and a bachelor's degree in electrical engineering from the Delhi College of Engineering.

“Over the past 20 months the way we work has fundamentally transformed — and keeping employees on the same page has never been more essential, no matter where they are in the world,” said Singh. “Now more than ever, we need to connect the right people to the right work at the right time, and I believe Asana is well positioned to unlock that capability for companies of all sizes. I’m inspired by Dustin and the team’s mission-driven approach and am thrilled to contribute my experience of achieving enterprise scale in the next chapter of Asana’s evolution.”

About Asana
Asana helps teams orchestrate their work, from small projects to strategic initiatives. Headquartered in San Francisco, CA, Asana has more than 107,000 paying customers and millions of free organizations across 190 countries. Global customers such as Amazon, Japan Airlines, Sky, and Under Armour rely on Asana to manage everything from company objectives to digital transformation to product launches and marketing campaigns. For more information, visit www.asana.com.

Contact
Erin Cheng
press@asana.com

Catherine Buan
IR@asana.com